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Exhibit 8.1

January 27, 2012

Agree Realty Corporation

31850 Northwestern Highway

Farmington Hills, Michigan 48334

Re: Tax Opinion Regarding REIT Status of Agree Realty Corporation.

Ladies and Gentlemen:

We have acted as special tax counsel to Agree Realty Corporation, a Maryland corporation (the “Company”), in connection with the registration statement on Form S-3 (registration no. 333-161520) (the “Registration Statement”) that became effective on November 16, 2009 pursuant to the Securities Act of 1933, as amended, registering $125,000,000 of the Company’s common stock, preferred stock, depositary shares, warrants and preferred stock purchase rights which may be offered from time to time by the Company as set forth in the prospectus dated November 13, 2009, which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the public offering of up to 1,495,000 shares of common stock, par value $0.0001, of the Company pursuant to the Underwriting Agreement, dated January 24, 2012, by and among the Company, Agree Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), and Raymond James & Associates, Inc., as representative of the underwriters named therein (the “Underwriting Agreement”), as described in the Prospectus, a preliminary prospectus supplement dated January 23, 2012 and a final prospectus supplement dated January 24, 2012 (the “Prospectus Supplement”). This opinion letter is being furnished to you pursuant to Item 9.01 of Form 8-K and Item 601(b)(8) of Regulation S-K.

 In connection with the Registration Statement filing, you have requested our opinion regarding:

1.	Whether the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable years ended December 31, 2005 through December 31, 2011, and whether the Company’s current organization and current and proposed method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2012 and in the future.
2.	Whether the discussions in the Registration Statement under the heading “Federal Income Tax Considerations” and the discussions in the Prospectus Supplement under the heading “Additional Federal Income Tax Considerations” to the extent that they constitute matters of federal income tax law or legal conclusions relating thereto, are correct and complete in all material respects.

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	the Articles of Incorporation of the Company (the “Company Charter”);
(2)	the Amended and Restated Bylaws of the Company (the “Company Bylaws”);
(3)	the First Restated Agreement of Limited Partnership of Agree Limited Partnership (the “Operating Partnership Agreement”);
(4)	the Registration Statement;
(5)	the Prospectus;
(6)	the Prospectus Supplement;
(7)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2010; and
(8))	such other documents as may have been presented to us by the Company from time to time.

 In addition, we have relied upon the factual representations contained in the Company’s certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and operation of the Company, the Operating Partnership, and their respective subsidiaries.

For purposes of our opinions, we have not made an independent investigation of all of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all facts stated therein. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of the reviewed documents or the facts stated therein in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of the Company, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in Officer’s Certificate. Furthermore, where the representations in the Officer’s Certificates involve terms defined in the Code, regulations promulgated thereunder by the United States Department of Treasury (the “Regulations”) (including proposed and temporary regulations, published rulings of the Internal Revenue Service (the “IRS”), or other relevant authority), we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the IRS, and other relevant authority.

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In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Code, the Regulations, and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the IRS (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

(i)	The Company, the Operating Partnership and their respective subsidiaries will each be operated in the manner described in the Company Charter, the Company Bylaws, the Operating Partnership Agreement, the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

(ii)	The Company is a duly formed corporation under the laws of the State of Maryland; and

(iii)	The Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware.

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 It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, it is our opinion that:

1.	The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2005 through December 31, 2011, and the Company’s current organization and current and proposed method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2012 and in the future.
2.	The discussions in the Registration Statement under the heading “Federal Income Tax Considerations” and the discussions in the Prospectus Supplement under the heading “Additional Federal Income Tax Considerations” to the extent that they constitute matters of federal income tax law or legal conclusions relating thereto, are correct and complete in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinions. Other than as expressly stated above, we express no opinion on any issue relating to the Company or its Operating Partnership, or to any investment therein.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

The opinions set forth herein are not intended to be used, and cannot be used, for the purpose of avoiding TAX penalties. These opinions support the PROMOTION OR marketing of the Offering and matters related thereto as discussed herein. PROSPECTIVE PURCHASERS OF the STOCK of the Company SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS WITH RESPECT TO ALL TAX ISSUES RELATING TO A PURCHASE OF the stock of the company.

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This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, nor be filed with, or furnished to, any other person or entity. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on the date hereof, portions of which are incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)

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